As filed with the Securities and Exchange Commission on March 12, 2008

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECO FINANCE, INC.

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida Florida	5224 4911	59-2802335 59-2052286
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Schwartz, Esq.

Secretary

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stanley Keller, Esq. Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, Massachusetts 02199-7613 (617) 239-0100	David A. Fine, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
7.20% Notes due 2011	$171,827,000	100%	$171,827,000	$6,752.81
7.00% Notes due 2012	$236,240,000	100%	$236,240,000	$9,284.24
6.75% Notes due 2015	$191,215,000	100%	$191,215,000	$7,514.75
6.572% Notes due 2017	$300,000,000	100%	$300,000,000	$11,790.00
Guarantees of 7.20% Notes due 2011	N/A	N/A	N/A	N/A(2)
Guarantees of 7.00% Notes due 2012	N/A	N/A	N/A	N/A(2)
Guarantees of 6.75% Notes due 2015	N/A	N/A	N/A	N/A(2)
Guarantees of 6.572% Notes due 2017	N/A	N/A	N/A	N/A(2)
Total	$899,282,000	100%	$899,282,000	$35,341.80

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f) under the Securities Act.

(2)	Pursuant to Rule 457(n) under the Securities Act, no additional fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

In this prospectus, the outstanding 7.20% Notes due 2011, 7.00% Notes due 2012, 6.75% Notes due 2015 and 6.572% Notes due 2017 are referred to respectively as the “old 7.20% notes,” the “old 7.00% notes,” the “old 6.75% notes” and the “old 6.572% notes,” and collectively as the “old notes.” The registered 7.20% Notes due 2011, 7.00% Notes due 2012, 6.75% Notes due 2015 and 6.572% Notes due 2017 are referred to respectively as the “new 7.20% notes,” the “new 7.00% notes,” the “new 6.75% notes” and the “new 6.572% notes” and collectively as the “new notes.” The old notes and the new notes are collectively referred to as the “notes.” When we refer to the exchange of new notes for old notes we mean the exchange of new notes for corresponding old notes. When we refer to the tender or exchange of notes in the exchange offers, we mean the tender or exchange of notes in the corresponding exchange offer.

AVAILABLE INFORMATION

We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

TECO Energy, Inc., or TECO Energy, is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and files reports and other information with the SEC. TECO Finance, Inc., or TECO Finance, is not subject to the reporting requirements of the Exchange Act and, accordingly, does not and will not file reports with the SEC. TECO Finance’s financial condition, results of operations and cash flows are consolidated into TECO Energy’s financial statements. You may read and copy any of the documents TECO Energy files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. TECO Energy’s SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by TECO Energy with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. TECO Energy’s website is not part of this prospectus. You may obtain documents incorporated by reference into this prospectus at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information TECO Energy files with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by TECO Energy with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information

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contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below, which TECO Energy has filed with the SEC, and any future filings TECO Energy makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of the exchange offers; except that, unless we indicate otherwise, we do not incorporate any information furnished by TECO Energy under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K of TECO Energy for the fiscal year ended December 31, 2007 filed on February 28, 2008; and

•	Amendment to Annual Report on Form 10-K/A of TECO Energy for the fiscal year ended December 31, 2007 filed on March 7, 2008.

You may request a copy of any of these filings at no cost, by writing or calling us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-4111

To obtain timely delivery of any of the documents referenced above, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so by no later than                     , 2008 in order to receive them before the expiration of the exchange offers.

The information relating to us contained in this prospectus and any prospectus supplement does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus or any prospectus supplement. Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	anticipated capital investments;

•	liquidity and financing requirements;

•	projected operating results;

•	future transactions; and

•	other plans

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks, including these set forth under “Risk Factors,” in this prospectus and the documents incorporated by reference.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any future or expected events or occurrences referred to in any forward-looking statement made in this prospectus or elsewhere might not occur.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated March 12, 2008

Prospectus

TECO FINANCE, INC.

as Issuer and

TECO ENERGY, INC.

as Guarantor

Offers to Exchange

Old Notes	CUSIPS	Outstanding Principal Amount
7.20% Notes due 2011	87875UAD4 and U87883AA9	$171,827,000
7.00% Notes due 2012	87875UAE2 and U87883AB7	$236,240,000
6.75% Notes due 2015	87875UAF9 and U87883AC5	$191,215,000
6.572% Notes due 2017	87875UAG7 and U87883AD3	$300,000,000

New Notes	CUSIPS	Maximum Aggregate Principal Amount
7.20% Notes due 2011	87875UAA0	$171,827,000
7.00% Notes due 2012	87875UAB8	$236,240,000
6.75% Notes due 2015	87875UAC6	$191,215,000
6.572% Notes due 2017	87875UAH5	$300,000,000

We will exchange an equal amount of new notes that are freely tradable for all corresponding old notes that are validly tendered and not validly withdrawn. The terms of the new notes are substantially similar to the terms of the corresponding old notes except that the new notes are registered under the Securities Act of 1933, as amended, and have no transfer restrictions, rights to additional payments or registration rights except in limited circumstances. The new notes are fully and unconditionally guaranteed by TECO Energy.

The Exchange Offers

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2008, unless extended.
•	You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offers.
•	The exchange offers are subject to the satisfaction of limited, customary conditions.
•	The exchange of old notes for new notes in the exchange offers generally will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offers.
•	We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

See “ Risk Factors” beginning on page 9 for a discussion of risks that you should consider in connection with the exchange offers.

Each broker dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letter of transmittal relating to the exchange offers states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offers, we will make this prospectus available to any broker dealer for use in connection with any such resale. See “Plan of Distribution” on page 51.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              2008

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing in or incorporated by reference into this prospectus. You should carefully read this entire prospectus, including “Risk Factors” and the documents that we have filed with the SEC and incorporated by reference into this prospectus. Unless the context otherwise requires, when we refer to “TECO Energy,” “us,” “we,” “our,” or “issuer,” we are describing TECO Energy, Inc., together with its subsidiaries, and when we refer to “TECO Finance,” we are describing TECO Finance, Inc. With respect to any description of the terms of the exchange offers or the notes, references to “TECO Finance,” “us,” “we,” “our,” or “issuer,” refer only to TECO Finance, Inc. and references to “TECO Energy” or “guarantor” refer only to TECO Energy, Inc., and not to its subsidiaries.

TECO Energy

TECO Energy is an energy-related holding company. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions. TECO Energy’s other businesses are involved in coal mining, and electric power generation and distribution and energy-related businesses in Guatemala.

TECO Energy’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. TECO Energy’s telephone number is (813) 228-1111.

TECO Finance

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities. TECO Finance does not, and will not, file separate reports with the SEC.

TECO Finance’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. TECO Finance’s telephone number is (813) 228-1111.

The following summary organization chart sets forth the basic corporate structure of TECO Energy:

(1)	These subsidiaries are held by a wholly-owned subsidiary of TECO Energy.

The Exchange Offers

All capitalized terms used, but not defined, in this section shall have the respective meanings set forth under “Description of the Notes” beginning on page 29.

Summary of Terms of the Exchange Offers

Background	We are conducting the exchange offers to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the old notes on December 21, 2007.

The Exchange Offers	We are offering to exchange:

•

$171,827,000 aggregate principal amount of outstanding 7.20% Notes due 2011, for up to $171,827,000 aggregate principal amount of 7.20% Notes due 2011, which have been registered under the Securities Act;

•

$236,240,000 aggregate principal amount of outstanding 7.00% Notes due 2012, for up to $236,240,000 aggregate principal amount of 7.00% Notes due 2012, which have been registered under the Securities Act;

•

$191,215,000 aggregate principal amount of outstanding 6.75% Notes due 2015, for up to $191,215,000 aggregate principal amount of 6.75% Notes due 2015, which have been registered under the Securities Act; and

•

$300,000,000 aggregate principal amount of outstanding 6.572% Notes due 2017, for up to $300,000,000 aggregate principal amount of 6.572% Notes due 2017, which have been registered under the Securities Act.

You may tender old notes only in integral multiples of $1,000 principal amount.

Resale of New Notes	Based on interpretive letters of the SEC staff to unrelated third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offers in exchange for old notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the new notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not our affiliate as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

If you are a broker-dealer and you will receive new notes for your own account pursuant to the exchange offers in exchange for old notes that you acquired as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the new notes.

If you are a broker-dealer who will receive new notes in exchange for old notes acquired directly from us, but not as a result of market-making activities or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

By executing, or by agreeing to the terms of, the letter of transmittal relating to the exchange offers, you represent to us that you do or will satisfy these conditions.

We have not obtained, and do not intend to obtain our own interpretative letter from the SEC regarding the resale of the new notes. If our belief regarding the resale and transfer of the new notes is inaccurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption therefrom, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against such liability. See “Plan of Distribution” on page 51.

Expiration Date	5:00 p.m., New York City time, on , 2008, unless extended.

Withdrawal Rights	You may withdraw your tender of old notes at any time before the corresponding exchange offer expires.

Consequences If You Do Not Exchange Your Old Notes	Old notes that are not tendered in the exchange offers or are not accepted for exchange will continue to be subject to restrictions on transfer and, in general, may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws.

If a substantial amount of the old notes are exchanged in the exchange offers, any old notes that remain outstanding may have a decreased trading market and liquidity.

Conditions to the Exchange Offers	The exchange offers are subject to limited, customary conditions, some of which we may waive. See “The Exchange Offers—Conditions to the Exchange Offers” on page 23.

Procedures for Tendering Old Notes	If you wish to accept an exchange offer, you must deliver to the exchange agent, before the expiration of such exchange offer:

•

Either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent’s message from The Depository Trust Company (which we refer to as DTC) stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

If you hold old notes through DTC, you must comply with its standard for electronic tenders, by which you will agree to be bound by the letter of transmittal.

See “The Exchange Offers—Procedures for Tendering” on page 24.

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline or you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “The Exchange Offers—Guaranteed Delivery Procedures” on page 26.

Special Procedures for Beneficial Holder	If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in an exchange offer, you should promptly contact and instruct that registered holder to tender on your behalf. If you wish to tender in an exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Tax Consequences	The exchange of your old notes for new notes pursuant to the exchange offers generally will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences” on page 46.

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of the new notes.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offers. The expenses that we will pay in connection with the exchange offers will be expensed in accordance with generally accepted accounting principles. See “The Exchange Offers—Accounting Treatment” on page 28.

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offers. The address and telephone number of the exchange agent are set forth under “Exchange Agent” on page 52.

Information Agent	Global Bondholder Services Corporation is serving as information agent in connection with the exchange offers. The address and telephone number of the information agent are set forth under “Information Agent” on page 52.

Summary of the New Notes

The form and terms of the new notes will be substantially similar to the form and terms of the old notes, except that:

•	the new notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer; and

•

specified rights under the registration rights agreement, including the provisions providing certain registration rights and additional payments relating to those registration rights, will be limited or eliminated with respect to the new notes.

The new notes will evidence the same debt as the corresponding old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together as the “notes.”

Issuer	TECO Finance, Inc.

Guarantor	TECO Energy, Inc. will fully and unconditionally guarantee the new notes.

Denominations	$1,000 and integral multiples of $1,000.

Ranking	The new notes will be unsecured and will rank on parity with all of TECO Finance’s other unsecured and unsubordinated indebtedness. TECO Energy’s guarantees will be unsecured and will rank on parity with all of TECO Energy’s other unsecured and unsubordinated indebtedness.

The New 7.20% Notes

Amount	up to $171,827,000 aggregate principal amount.

Maturity	May 1, 2011.

Interest Rate	7.20% per year from December 21, 2007 to, but excluding, May 1, 2011.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2008.

Optional Redemption	We may redeem some or all of the new 7.20% notes at a price equal to the greater of (i) 100% of the principal amount of the new 7.20% notes to be redeemed, plus accrued and unpaid interest, or (ii) the net present value of the remaining payments of principal and interest on the new 7.20% notes, discounted at the applicable Adjusted Treasury Rate (as defined in the supplemental indenture for the new 7.20% notes), plus 25 basis points.

See “Description of the Notes–7.20% Notes due 2011–Optional Redemption.”

The New 7.00% Notes

Notes Offered	up to $236,240,000 aggregate principal amount.

Maturity	May 1, 2012.

Interest Rate	7.00% per year from December 21, 2007 to, but excluding, May 1, 2012.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2008.

Optional Redemption	We may redeem some or all of the new 7.00% notes at a price equal to the greater of (i) 100% of the principal amount of the new 7.00% notes to be redeemed, plus accrued and unpaid interest, or (ii) the net present value of the remaining payments of principal and interest on the new 7.00% notes, discounted at the applicable Adjusted Treasury Rate (as defined in the supplemental indenture for the new 7.00% notes), plus 25 basis points.

See “Description of the Notes–7.00% Notes due 2012–Optional Redemption.”

The New 6.75% Notes

Notes Offered	up to $191,215,000 aggregate principal amount.

Maturity	May 1, 2015.

Interest Rate	6.75% per year from December 21, 2007 to, but excluding, May 1, 2015.

Interest Payment Dates	May 1 and November 1 commencing May 1, 2008.

Optional Redemption	We may redeem some or all of the new 6.75% notes at a price equal to the greater of (i) 100% of the principal amount of the new 6.75% notes to be redeemed, plus accrued and unpaid interest, or (ii) the net present value of the remaining payments of principal and interest on the new 6.75% notes, discounted at the applicable Treasury Rate (as defined in the supplemental indenture for the new 6.75% notes), plus 50 basis points.

See “Description of the Notes–6.75% Notes due 2015–Optional Redemption.”

Negative Pledge	The second supplemental indenture, applicable to the new 6.75% notes, will contain a covenant that will limit our ability to incur certain liens. See “Description of the Notes–6.75% Notes due 2015–Negative Pledge.”

The New 6.572% Notes

Notes Offered	up to $300,000,000 aggregate principal amount.

Maturity Date	November 1, 2017.

Interest Rate	6.572% per year from December 21, 2007 to, but excluding November 1, 2017.

Interest Payment Dates	May 1 and November 1, commencing May 1, 2008.

Optional Redemption	We may redeem some or all of the new 6.572% notes at a price equal to the greater of (i) 100% of the principal amount of the new 6.572% notes to be redeemed, plus accrued and unpaid interest, or (ii) the net present value of the remaining payments of principal and interest on the new 6.572% notes, discounted at the applicable Treasury Rate (as defined in the supplemental indenture for the new 6.572% notes), plus 50 basis points.

See “Description of the Notes–6.572% Notes due 2017–Optional Redemption.”

Ranking	The new notes will be the unsecured debt of TECO Finance and will rank on a parity with all of TECO Finance’s other unsecured and unsubordinated debt from time to time outstanding, and will be effectively subordinated to any secured debt that TECO Finance may incur.

The TECO Energy guarantees of the new notes will be unsecured and will rank on parity with all of TECO Energy’s other unsecured and unsubordinated debt from time to time outstanding, and would be effectively subordinated to any secured debt that TECO Energy may incur.

As of Dec. 31, 2007:

•	TECO Finance had $899.2 million of unsecured and unsubordinated debt outstanding ranking equally with the notes;

•	TECO Energy had $3,168.7 million of consolidated debt outstanding;

•	TECO Energy had $403.5 million of unsecured and unsubordinated debt outstanding ranking equally with the guarantees;

•	TECO Energy had no debt outstanding under its $200 million bank credit facility, but had $9.5 million of letters of credit outstanding under that facility.

No Listing

The new notes will generally be freely transferable, but will be a new issue of securities for which there will not initially be a market. Accordingly, a market for the new notes may not develop, or if a market does develop, it may not provide adequate liquidity. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. We expect that the new notes will be eligible for trading in The PORTALSM Market.

Additional Issuances	We may, at any time, without the consent of the holders of the new notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the new notes. Any additional notes having such similar terms, together with the new notes, may constitute a single series of notes under the indenture.

Trustee	The Bank of New York Trust Company, N.A.

Risk Factors	Participating in the exchange offers and holding the notes involves significant risks relating to the notes and our business, including financing risks, general business risks and operational risks. Please see “Risk Factors” beginning on page 9 for a discussion of some of these risks.

For more information about the notes, see “Description of the Notes” beginning on page 29.

RISK FACTORS

You should carefully consider the following risk factors and the other information in this prospectus and the documents incorporated by reference into this prospectus before deciding whether to participate in the exchange offers. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which in turn could cause you to lose all or part of your investment. In this section, references to “Tampa Electric” are to the Tampa Electric division of Tampa Electric Company.

General Business and Operational Risks

General economic conditions may adversely affect our businesses.

Our businesses are affected by general economic conditions. In particular, the projected growth in Tampa Electric’s service area and in Florida is important to the realization of Tampa Electric’s and Peoples Gas System’s (“PGS”) respective forecasts for annual energy sales growth. An unanticipated downturn or a failure of market conditions to improve, such as the current slowdown in the housing markets, in the Tampa Electric service areas or in Florida’s economy could adversely affect Tampa Electric’s or PGS’ expected performance.

Two subsidiaries of ours, TECO Coal Corporation (“TECO Coal”) and TECO Guatemala, Inc. (“TECO Guatemala”) are also affected by general economic conditions in the industries and geographic areas they serve, both nationally and internationally.

Potential competitive changes may adversely affect our regulated electric and gas businesses.

The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Although not expected in the foreseeable future, changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric’s business and its expected performance.

The gas distribution industry has been subject to competitive forces for several years. Gas services provided by PGS are now unbundled for all non-residential customers. Because PGS earns margins on distribution of gas but not on the commodity itself, unbundling has not negatively impacted PGS’ results. However, future structural changes that we cannot predict could adversely affect PGS.

Our electric and gas businesses are highly regulated, and any changes in regulations or the regulatory environment could lower revenues or increase costs or competition.

Tampa Electric and PGS operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission (“FPSC”), and Tampa Electric’s wholesale power sales and transmission services are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric’s or PGS’ financial performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

PGS is currently earning below the bottom of its allowed return on equity (“ROE”) range, and Tampa Electric’s earnings may decrease and it may not be able to earn its allowed return with the current base rates.

PGS is currently earning below the bottom of its allowed ROE range, and expects to file for base rate relief in 2008. Tampa Electric’s profitability may decrease and it may not be able to earn within its allowed ROE range under its current base rates due to higher recurring capital spending primarily in the transmission and distribution areas and generally higher levels of non-fuel operations and maintenance spending, even without the construction of new generating capacity.

Our financial results could be adversely affected if the base rate proceedings expected by Tampa Electric and PGS do not have the expected outcomes.

Tampa Electric and PGS expect to seek base rate increases to recover higher levels of non-fuel operations and maintenance spending and the increased level of capital investments in facilities and infrastructure. While the FPSC has a history of constructive regulation, we cannot predict the outcome of any such regulatory proceeding. If cost recovery is not granted or if the allowed return on equity is reduced, our financial results could be adversely affected.

Changes in the environmental laws and regulations affecting our businesses could increase our costs or curtail our activities.

Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses’ activities.

There is increasing debate and discussion regarding the regulation of greenhouse gas (“GHG”) emissions and some states have already proposed or enacted regulations relating to these emissions, which if enacted could increase our costs or the costs of our customers or curtail sales.

Among our companies, Tampa Electric has the most significant number of stationary sources with air emissions. The form of any GHG emission regulation, either federal or state, is unknown at this time and potential costs to reduce GHGs are unknown. Presently there is no viable technology to remove CO2 post-combustion from conventional coal-fired units such as Tampa Electric’s Big Bend units.

Regulation in Florida allows utility companies to recover from customers prudently incurred costs for compliance with new environmental regulations. Tampa Electric would expect to recover from customers the costs of power plant modifications or other costs required to comply with new GHG emission regulation, but increased costs for electricity may cause customers to change usage patterns, which would impact Tampa Electric’s sales. If the regulation allowing cost recovery is changed and the cost of compliance is not recovered through the Environmental Cost Recovery Clause, Tampa Electric could seek to recover those costs through a base-rate proceeding, but we cannot predict whether the FPSC would grant such recovery.

In the case of TECO Coal, the use of coal to generate electricity is considered a significant source of greenhouse gas emissions. New regulations, depending on final form, could cause the consumption of coal to decrease or the cost of sales to increase, which could negatively impact TECO Coal’s earnings.

The significant, phased reductions in GHG emissions called for by the executive orders signed by the governor of Florida in 2007 could add to Tampa Electric’s costs and adversely affect its operating results.

In 2007, the governor of Florida signed three executive orders aimed at reducing GHG in the state. The executive orders call for GHG emissions by the utility sector in Florida of not greater than 2000 levels by 2017, not greater than 1990 levels by 2025, and not greater than 20% of 1990 levels by 2050. Although we believe Tampa Electric’s repowering of the coal-fired Gannon Station to the natural gas-fired H. L. Culbreath Bayside Station should position the company well to meet the 2017 target, Tampa Electric is still evaluating whether it will be able to meet the 2025 and 2050 targets.

The executive orders charge the Florida Department of Environmental Protection (“FDEP”) with developing detailed rules to implement these emissions limits. The FDEP has started the rule making process, but it is expected to take an extended period of time to reach completion. Until the final rules are developed, the impact on Tampa Electric and its customers cannot be determined. However, if the final rules result in increased costs to Tampa Electric, or further changes in customer usage patterns in response to higher rates, Tampa Electric’s operating results could be adversely affected.

A mandatory renewable energy portfolio standard could add to Tampa Electric’s costs and adversely affect its operating results.

In connection with the executive orders signed by the Governor of Florida in July 2007, the FPSC was tasked with evaluating a renewable portfolio target of 20% by 2020. In addition, there is proposed legislation in the U.S. Congress to introduce a renewable energy portfolio standard at the federal level. It remains unclear, however, if or when action on such legislation would be completed. Tampa Electric could incur significant costs to comply with a renewable energy portfolio standard, as proposed. Tampa Electric’s operating results could be adversely affected if Tampa Electric were not permitted to recover these costs from customers, or if customers change usage patterns in response to increased rates.

Tampa Electric, the State of Florida and the nation as a whole are increasingly dependent on natural gas to generate electricity. There may not be adequate infrastructure to deliver adequate quantities of natural gas to meet the expected future demand and the expected higher demand for natural gas may lead to increasing costs for the commodity.

The deferral of Tampa Electric’s integrated gasification combined cycle unit and the cancellation of numerous proposed coal-fired generating stations in Florida and across the United States in response to GHG emissions concerns will lead to an increasing reliance on natural gas-fired generation to meet the growing demand for electricity. Currently there is an adequate supply and infrastructure to meet demand for natural gas in Florida and nationally. There is, however, uncertainty regarding whether the available supply of both domestic and imported natural gas and the existing infrastructure to transport the natural gas into and within Florida are adequate to meet the projected increased demand.

If supplies are inadequate or if significant new investment is required to install the pipelines necessary to transport the gas, the cost of natural gas could rise. Currently Tampa Electric and PGS are allowed to pass the cost for the commodity gas and transportation services through to the customer without profit. Changes in regulations could reduce earnings for Tampa Electric and PGS if they required Tampa Electric and PGS to bear a portion of the increased cost.

Our businesses are sensitive to variations in weather and the effects of extreme weather, and have seasonal variations.

Most of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric’s and PGS’ energy sales are particularly sensitive to variations in weather conditions. Those companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could adversely affect operating costs and sales and cause damage to our facilities, requiring additional costs to repair.

PGS, which has a typically short but significant winter peak period that is dependent on cold weather, is more weather-sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at PGS.

Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coal. Severe weather conditions could interrupt or slow coal production or rail transportation and increase operating costs.

Commodity price changes may affect the operating costs and competitive positions of our businesses.

Most of our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

In the case of Tampa Electric, fuel costs used for generation are affected primarily by the cost of coal and natural gas. Tampa Electric is able to recover prudently incurred costs of fuel through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

The ability to make sales and the margins earned on wholesale power sales are affected by the cost of fuel to Tampa Electric, particularly as it compares to the costs of other power producers.

In the case of PGS, costs for purchased gas and pipeline capacity are recovered through retail customers’ bills, but increases in gas costs affect total retail prices, and therefore, the competitive position of PGS relative to electricity, other forms of energy and other gas suppliers.

In the case of TECO Coal, the selling price of coal may cause it to either decrease or increase production. If production is decreased, there may be costs associated with idling facilities or write-offs of reserves that are no longer economic.

Changes in customer energy usage patterns may affect sales at our utility companies.

The average energy usage per Tampa Electric and PGS’ residential customer declined in 2006 and 2007. We believe that this was in response to mild weather, higher energy prices reflected both through the fuel charge on bills and for higher energy prices in general, increased appliance efficiency, and to changes in residential construction patterns in Tampa Electric’s service area. In addition, the current slowdown in the Florida housing market has increased the number of vacant residences which have active meters but minimal energy consumption.

The utilities’ forecasts are based on normal weather patterns and long-term historical trends in customer energy use patterns. Tampa Electric’s and PGS’ ability to increase energy sales and earnings could be negatively impacted if energy prices increase in general and customers continue to use less energy in response to higher energy prices.

The number of new multi-family homes has increased relative to traditional detached single-family homes in 2006 and 2007. New multi-family residential construction tends to be smaller and more energy efficient than traditional detached residences; therefore, the per-residential customer usage is lower for these residences. The number of multi-family building permits issued in the Tampa area increased in 2007 compared to detached single-family residences, which indicates that this trend may continue. A higher percentage of multi-family residences may cause a further decline in per-residential customer usage.

We rely on some transmission and distribution assets that we do not own or control to deliver wholesale electricity, as well as natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver electricity and natural gas may be hindered.

We depend on transmission and distribution facilities owned and operated by other utilities and energy companies to deliver the electricity and natural gas we sell to the wholesale and retail markets, as well as the natural gas we purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities. Likewise, unexpected interruption in upstream natural gas supply or transmission could affect our ability to generate power or deliver natural gas to local distribution customers.

We may be unable to take advantage of our existing tax credits and deferred tax benefits.

We have generated significant tax credits and deferred tax assets that are being carried over to future periods to reduce future cash payments for income tax. Our ability to utilize the carry-over credits and deferred tax assets is dependent upon sufficient generation of future taxable income.

Impairment testing of certain long-lived assets and goodwill could result in impairment charges.

We test our long-lived assets and goodwill for impairment annually or more frequently if certain triggering events occur. Should the current carrying values of any of these assets not be recoverable, we would incur charges to write down the assets to fair market value.

Problems with operations could cause us to incur substantial costs.

Each of our subsidiaries is subject to various operational risks, including accidents, or equipment failures and operations below expected levels of performance or efficiency. As operators of power generation facilities, our subsidiaries could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes that would result in performance below assumed levels of output or efficiency. Our outlook assumes normal operations and normal maintenance periods for our operating companies’ facilities.

Our international projects are subject to risks that could result in losses or increased costs.

Our projects in Guatemala involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. TECO Guatemala attempts to manage these risks through a variety of risk mitigation measures, including specific contractual provisions, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

Guatemala, similar to many countries, has been experiencing increasing fuel and corresponding electricity prices. As a result, TECO Guatemala’s operations are exposed to increased risks as the country’s government and regulatory authorities seek ways to reduce the cost of energy to its consumers.

We are a party from time to time to legal proceedings that may result in a material adverse effect on our financial condition.

From time to time, we are a party to, or otherwise involved in, lawsuits, claims, proceedings, investigations and other legal matters that have arisen in the ordinary course of conducting our business. While the outcome of these lawsuits, claims, proceedings, investigations and other legal matters which we are a party to, or otherwise involved in, cannot be predicted with certainty, any adverse outcome to lawsuits against us may result in a material adverse effect on our financial condition.

Financing Risks

We have substantial indebtedness, which could adversely affect our financial condition and financial flexibility.

We have significant indebtedness, which has resulted in fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing and could prevent the payment of dividends if those payments would cause a violation of the covenants.

We, TECO Finance and Tampa Electric Company must meet certain financial tests as defined in the applicable agreements to use our and its respective credit facilities. Also, we, TECO Finance, Tampa Electric Company and other operating companies, have certain restrictive covenants in specific agreements and debt instruments. The restrictive covenants of our subsidiaries could limit their ability to make distributions to us, which would further limit our liquidity.

As of Dec. 31, 2007, we were in compliance with required financial covenants, but we cannot assure you that we will be in compliance with these financial covenants in the future. Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations.

We also incur obligations in connection with the operations of our subsidiaries and affiliates that do not appear on our balance sheet. These obligations take the form of guarantees, letters of credit and contractual commitments.

Our financial condition and results could be adversely affected if our capital expenditures are greater than forecast.

We are forecasting higher levels of capital expenditures, primarily at Tampa Electric, for compliance with our environmental consent decree, to support normal customer growth, to comply with the design changes mandated by the FPSC to harden transmission and distribution facilities against hurricane damage, to improve transmission and distribution system reliability, to improve coal-fired generating unit reliability, and to install peaking combustion turbines to meet peaking capacity needs. Tampa Electric plans to meet its 2013 baseload generating need with a combined cycle natural gas plant with an estimated capital cost of approximately $550 million, excluding Allowance for Funds Used During Construction (“AFUDC”).

If we are unable to maintain capital expenditures at the forecasted levels, we may need to draw on credit facilities or access the capital markets on unfavorable terms. We cannot be sure that we will be able to obtain additional financing, in which case our financial position, earnings and credit ratings could be adversely affected.

Our financial condition and ability to access capital may be materially adversely affected by ratings downgrades and we cannot be assured of any rating improvements in the future.

Our senior unsecured debt is rated as investment grade by Moody’s Investor’s Services (“Moody’s”) at Baa3 with a stable outlook, but below investment grade by Standard & Poor’s (“S&P”) at BB+ with a stable outlook, and by Fitch Ratings (“Fitch”) at BB+ on Rating Watch Positive. The senior unsecured debt of Tampa Electric Company is rated by S&P at BBB-with a stable outlook, by Moody’s at Baa2 with a positive outlook and by Fitch at BBB+ and on Rating Watch Positive. Any downgrades by the rating agencies may affect our ability to borrow, may change requirements for future collateral or margin postings, and may increase our financing costs, which may decrease our earnings. We also may experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rates due to any such downgrades. In addition, downgrades could adversely affect our relationships with customers and counterparties.

At current ratings, Tampa Electric and PGS are able to purchase electricity and gas without providing collateral. If the ratings of Tampa Electric Company decline to below investment grade, Tampa Electric and PGS could be required to post collateral to support their purchases of electricity and gas.

Because we are a holding company, we are dependent on cash flow from our subsidiaries, which may not be available in the amounts and at the times we need it.

We are a holding company and are dependent on cash flow from our subsidiaries to meet our cash requirements that are not satisfied from external funding sources. Some of our subsidiaries have indebtedness containing restrictive covenants which, if violated, would prevent them from making cash distributions to us. In particular, certain long-term debt at PGS prohibits payment of dividends to us if Tampa Electric Company’s consolidated shareholders’ equity is lower than $500 million. At Dec. 31, 2007, Tampa Electric Company’s consolidated shareholders’ equity was approximately $1.8 billion. Also, our wholly owned subsidiary, TECO Diversified, Inc., (“TECO Diversified”) the holding company for TECO Coal, has a guarantee related to a coal supply agreement that could limit the payment of dividends by TECO Diversified to us.

Various factors could affect our ability to sustain our dividend.

Our ability to pay a dividend, or sustain it at current levels, could be affected by such factors as the level of our earnings and therefore our dividend payout ratio, and pressures on our liquidity, including unplanned debt repayments, unexpected capital spending and shortfalls in operating cash flow. These are in addition to any restrictions on dividends from our subsidiaries to us discussed above.

We are vulnerable to interest rate changes and may not have access to capital at favorable rates, if at all.

A portion of our debt bears interest at variable rates. Increases in interest rates, therefore, may require a greater portion of our cash flow to be used to pay interest. In addition, changes in interest rates and capital markets generally affect our cost of borrowing and access to these markets.

Risks Related to the Exchange Offer and the Notes

The notes and the guarantees are effectively subordinated to all existing and future indebtedness of TECO Energy’s subsidiaries, except for TECO Finance, as well as any secured debt that TECO Finance or TECO Energy incurs, and you may not receive full payment on the notes and the guarantees in the event of any liquidation, bankruptcy, reorganization or similar proceeding involving TECO Finance or TECO Energy.

In any liquidation, bankruptcy, reorganization or similar proceeding, there may not be sufficient assets to pay in full amounts due on the notes or the guarantees, which rank in parity with TECO Finance’s and TECO Energy’s other unsecured and unsubordinated indebtedness, respectively. The notes are obligations of TECO Finance, which, as a finance subsidiary, has no material assets or independent operations other than its financing activities. The guarantees are obligations of TECO Energy, which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries. TECO Finance will rely entirely upon distributions from TECO Energy, who in turn will rely entirely on distributions from its operating subsidiaries to meet the payment obligations under the notes and the guarantees, respectively. TECO Energy’s operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or otherwise to make any funds available to TECO Energy or TECO Finance, including the payment of dividends or other distributions or the extension of loans or advances. Further, the ability of those operating subsidiaries to make any payments to TECO Energy or TECO Finance would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a liquidation, bankruptcy, reorganization or similar proceeding involving TECO Energy, TECO Finance and TECO Energy’s other subsidiaries, claims of holders of the notes and the guarantees would be satisfied solely from TECO Energy’s payment obligations to TECO Finance and, in turn, TECO Energy’s equity interests in its subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the notes and the guarantees are effectively subordinated to existing and future liabilities of TECO Energy’s subsidiaries to their respective creditors. The notes and the guarantees also are effectively subordinated to any secured debt that TECO Finance and TECO Energy incur to the extent of the value of the assets securing that indebtedness.

There may be no public market for the notes, which may significantly impair the liquidity and value of the notes.

Prior to the exchange and issuance of the notes, there has been no public market for the notes and we cannot assure you as to:

•	the liquidity of any market that may develop;

•	your ability to sell your notes; or

•	the price at which you would be able to sell your notes.

If a market were to exist for the notes, the notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not presently intend to apply for listing of the notes on any securities exchange. The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect the liquidity and trading markets independent of our financial performance and prospects.

The liquidity of the old notes that are not exchanged will be reduced.

The trading market for unexchanged old notes may become more limited and could cease to exist due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged old notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offers. In consideration for issuing the new notes, we will receive like principal amount of corresponding old notes, which will be retired and canceled.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The table below presents selected historical consolidated income statement data, cash flow information and balance sheet data for us and our subsidiaries. We derived this information from our audited financial statements for the years ended December 31, 2003 through December 31, 2007. The information below is only a summary. You should read it in conjunction with our historical financial statements and related notes and the sections titled “Management’s Discussion & Analysis of Financial Condition & Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2007. See “Available Information.”

	Year Ended December 31,
	2007(1)	2006(2)	2005(3)	2004(4)	2003(5)
	($ in millions, except per share data)
Income Statement Data:
Operating revenues	$3,536.1	$3,448.1	$3,010.1	$2,639.4	$2,562.9
Operating income	636.6	418.2	356.7	(380.3)	161.2
Net income from continuing operations	398.9	244.4	211.0	(355.5)	100.7
Earnings per share (basic) from continuing operations	1.91	1.18	1.02	(1.85)	0.56
Dividends declared and paid per share	0.775	0.76	0.76	0.76	0.93
Cash Flow Information
Cash interest, net of amounts capitalized	262.1	259.4	288.9	372.1	493.1
Cash flow from investing:
Capital expenditures	(494.4)	(455.7)	(295.3)	(273.2)	(590.6)
Other investing activities, net	466.7	104.0	329.6	363.6	214.7
Total	(27.7)	(351.7)	34.3	90.4	(375.9)
Cash flow from financing	(805.3)	(119.3)	37.6	(241.5)	(238.3)
Cash flow from operations	554.0	566.9	177.1	139.6	311.3

	As of December 31,
	2007	2006	2005	2004	2003
Balance Sheet Data:
Total assets	$6,765.2	$7,361.8	$7,170.1	$8,972.4	$9,964.3
Capitalization
Short-term debt	25.0	48.0	215.0	115.0	37.5
Long-term debt due within one year	7.1	568.0	7.2	13.6	31.6
Long-term debt, less amount due within one year	3,158.4	3,212.6	3,531.5	3,602.3	3,743.5
Junior subordinated notes/company preferred securities	—	71.4	177.7	277.7	649.1
Common shareholders’ equity, excluding the effect of unearned compensation	2,017.0	1,729.0	1,601.0	1,287.7	1,692.3
Total capitalization	5,207.5	5,629.0	5,532.4	5,296.3	6,154.0
Book value per share of common stock	9.57	8.25	7.69	6.45	9.01

(1)	Results for the year ended December 31, 2007 include the effect of items that increased pretax income by $188.4 million, including $221.3 million related to the sale of our former subsidiary TECO Transport Corporation (“TECO Transport”) (net of transaction related costs), partially offset by $32.9 million of debt exchange/extinguishment costs.
(2)	Results for the year ended December 31, 2006 include the effect of items that increased pretax income by $16.0 million, including: $20.7 million related to the sale of previously impaired assets partially offset by $4.7 million of net storm costs at TECO Transport.
(3)	Results for the year ended December 31, 2005 include the effect of items that reduced pretax income by $69.6 million, including: $74.2 million related to debt extinguishment partially offset by $4.6 million of pretax benefits related to TECO Transport storm recoveries and a net gain on the sale of previously impaired assets at TWG Merchant, Inc., a subsidiary that formerly held interests in merchant power projects.
(4)	Results for the year ended December 31, 2004 include the effect of items that reduced pretax income by $789.1 million, including: impairments of $609.5 million related to the Dell and McAdams projects and $152.3 million related to our investment in Texas Independent Energy; an impairment at the TECO Guatemala segment of $21.1 million related to turbines; debt-related costs of $8.9 million; and other pretax charges of $17.1 million, partially offset by the pretax gain from the sale of interests in the propane business.
(5)	Results for the year ended December 31, 2003 include the effect of items that reduced pretax income by $112.7 million, including: asset impairments totaling $125.2 million at Tampa Electric and the TECO Guatemala segment related to turbines; $14.3 million at TECO Guatemala to write-down development and license costs; and other pretax charges of $29.5 million, partially offset by the pretax gain on the sale of Hardee Power Partners.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TECO Energy’s consolidated ratio of earnings to fixed charges for each of the periods shown.

	Year Ended December 31,
	2007	2006	2005	2004(1)	2003
Ratio of earnings to fixed charges	3.20x	2.24x	1.85x	—	1.05x

(1)	Earnings were insufficient to cover fixed charges by $637.1 million. The ratio was –0.89x.

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes, income or loss from equity investments and fixed charges, less capitalized interest. Fixed charges consist of interest expense on indebtedness and capitalized interest (excluding Allowance for Funds Used During Construction (“AFUDC”)), amortization of debt premium, and an estimate of the interest component of rentals. We do not have any preferred stock outstanding, and there were no preferred stock dividends paid or accrued during the periods presented. Further, we have had significant charges (most of which were non-cash) and gains in the periods presented. You should read our financial statements and related notes and the sections titled “Management’s Discussion & Analysis of Financial Condition & Results of Operations” in our Annual Reports on Form 10-K for information regarding the items included in the calculations above, including with respect to these charges and gains. See “Available Information.”

All prior periods presented reflect the classification of Commonwealth Chesapeake Company, LLC (CCC), Frontera Generation Limited Partnership (Frontera), BCH Mechanical (BCH), TECO Thermal, TECO AGC, Ltd., TECO BGA, Prior Energy, TECO-Panda Generating Company (TPGC), and TECO Coalbed Methane as discontinued operations. Frontera was sold in December 2004, and sale of BCH was completed in January 2005, and the transfer of TPGC was completed in May 2005. The sales of Prior Energy and TECO BGA were completed in February 2004.

Interest expense includes total interest expensed and capitalized excluding AFUDC, and an estimate of the interest component of rentals.

THE EXCHANGE OFFERS

Purpose of Exchange Offers

We issued the old notes on December 21, 2007 in exchange for certain notes of TECO Energy. As part of those exchange offers, we entered into a registration rights agreement with holders who tendered their TECO Energy notes in exchange for the old notes. Under the registration rights agreement, we agreed to file the registration statement, of which this prospectus is a part, and to offer to exchange the old notes for new notes registered under the Securities Act. These exchange offers are being made pursuant to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to TECO Energy’s Current Report on Form 8-K filed on December 21, 2007. We also agreed to perform other obligations under those registration rights agreements. See “Registration Rights; Additional Payments.”

Resale of New Notes

We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the staff of the Division of Corporation Finance of the SEC set forth in several no-action letters issued to third parties unrelated to us in circumstances that we believe are similar to ours. A no-action letter is a letter from the staff of the Division of Corporation Finance of the SEC responding to a request for the staff’s views as to whether it would recommend any enforcement action to the Division of Enforcement of the SEC with respect to certain actions being proposed by the party submitting the request. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. If our belief is inaccurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption therefrom, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against such liability. Based on these no-action letters, the following conditions must be met for the new notes to be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act:

•	the holder must acquire the new notes in the ordinary course of its business;

•	the holder must have no arrangements or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

•	the holder must not be an “affiliate,” as defined in Rule 405 of the Securities Act, of ours.

By executing, or agreeing to the terms of, the accompanying letter of transmittal, a holder represents to us that it satisfies each of these conditions. Each holder of old notes that wishes to exchange old notes for new notes in an exchange offer must represent to us that it satisfies all of the conditions listed above. Any holder who tenders in the exchange offers and does not satisfy all of those conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offers. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. By executing, or agreeing to the terms of, the accompanying letter of transmittal, a holder represents that it will comply with this requirement.

Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with any resale of the new notes. By executing or agreeing to the terms of the accompanying letter of transmittal, a broker-dealer represents to us that it will satisfy this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offers, we will make this prospectus available to broker-dealers for use in connection with any resale of the new notes.

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of new notes. We are not making these exchange offers to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offers or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

This prospectus and the accompanying letter of transmittal together set forth the terms of, and constitute, the exchange offers. Upon the terms and subject to the conditions of the exchange offers, we will accept any and all old notes validly tendered and not validly withdrawn prior to the expiration date. The expiration date for each exchange offer is 5:00 p.m., New York City time, on                     , 2008 unless we extend such exchange offer, in which case the expiration date will be the latest date and time to which we extend such exchange offer. We will issue new notes, on or promptly after the expiration date:

•	up to $171,827,000 aggregate principal amount of 7.20% Notes due 2011;

•	up to $236,240,000 aggregate principal amount of 7.00% Notes due 2012;

•	up to $191,215,000 aggregate principal amount of 6.75% Notes due 2015; and

•	up to $300,000,000 aggregate principal amount of 6.572% Notes due 2017 for a like principal amount of outstanding old 7.20% notes, old 7.00% notes, old 6.75% notes and old 6.572% notes, respectively, tendered and accepted in connection with the corresponding exchange offer. Holders may tender some or all of their old notes in connection with an exchange offer, but only in integral multiples of $1,000. The exchange offers are not conditioned upon any minimum amount of old notes being tendered for exchange.

The terms of the new notes are substantially similar to the terms of the respective old notes exchanged therefor, except that:

•	we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer; and

•	certain registration rights and rights to additional payments relating to those registration rights will be limited or eliminated.

The new notes will evidence the same debt as the corresponding old notes. The new notes each will be issued under and entitled to the same benefits under the same indenture as the corresponding old notes that are being exchanged. As of the date of this prospectus, there were outstanding:

•	$171,827,000 in aggregate principal amount of the old 7.20% notes;

•	$236,240,000 in aggregate principal amount of the old 7.00% notes;

•	$191,215,000 in aggregate principal amount of the old 6.75% notes; and

•	$300,000,000 in aggregate principal amount of the old 6.572% notes.

Old notes accepted for exchange will be retired and cancelled and not reissued.

The old notes were issued and transferable in book-entry form through the facilities of DTC, acting as depositary. As described below under “—Book-Entry Transfer,” we will issue the new notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offers. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

Upon satisfaction or waiver of all of the conditions to an exchange offer, we will accept, promptly after the applicable expiration date, all old notes validly tendered and not validly withdrawn in such exchange offer. We will be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as quickly as possible after the expiration date of the corresponding exchange offer.

Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the accompanying letter of transmittal, transfer taxes on exchange of old notes in connection with any exchange offers. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses,” in connection with the exchange offers.

Expiration Date; Extensions; Amendments

The expiration date for each exchange offer is 5:00 p.m., New York City time, on                     , 2008. We may extend the expiration date for each exchange offer in our sole discretion, but in no event to a date later than                     , 2008, unless otherwise required by applicable law. If we so extend any expiration date, the term “expiration date” shall mean the latest date and time to which we extend such exchange offer.

We reserve the right, in our sole discretion:

•	to delay accepting any old notes, for example, in order to allow for the confirmation of tendered notes or for the correction of any irregularity or defect in the tender of old notes;

•	to extend any of the exchange offers;

•	to terminate any of the exchange offers if, in our sole judgment, any of the conditions described below shall not have been satisfied; or

•	to amend the terms of any of the exchange offers in any manner.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. We will announce any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of any exchange offer, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to Business Wire or the Dow Jones News Service.

The minimum period during which any exchange offer will remain open following material changes in the terms of such exchange offer or in the information concerning such exchange offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to a change in consideration or percentage of old notes sought, an exchange offer will remain open for a minimum ten business day period following such change to allow for adequate dissemination of such change. If the terms of an exchange offer are amended in a manner determined by us to constitute a material change adversely affecting any holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and we will extend such exchange offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to holders, if such exchange offer would otherwise expire during such time period.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate any exchange offer as provided in this prospectus, if:

•

the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, exercised reasonably, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions or waive them in our sole discretion in whole or in part. A failure on our part to exercise any of our rights under any of the conditions shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time prior to the expiration of the applicable exchange offer. All such conditions, other than those subject to governmental approval, will be satisfied or waived prior to the expiration of any exchange offer.

If we determine in our sole discretion, exercised reasonably, that any of the events listed above has occurred with respect to any exchange offer, we may, subject to applicable law:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the exchange offer and retain all old notes tendered before the expiration of such exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

In addition, we reserve the right in our sole discretion, exercised reasonably, to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date of any exchange offer. The terms of any purchases or offers may differ from the terms of the exchange offers.

Procedures for Tendering

Holders may tender old notes in the corresponding exchange offer using the following methods:

•

Electronic Delivery – Old notes that are held electronically in book-entry form may be tendered through the facilities of DTC pursuant to the procedures for book-entry transfer described under “—Book-Entry Transfer,” including receipt by the exchange agent of a confirmation of book-entry transfer and a completed and duly executed letter of transmittal or an agent’s message (as defined under “—Book-Entry Transfer”).

•

Physical Delivery – Old notes that are held in certificated form may be tendered by delivering the certificates for the old notes, a properly completed and duly executed letter of transmittal, and any other required documents, to the exchange agent.

•	Guaranteed Delivery – If old notes cannot be tendered prior to the expiration date, a holder may effect tender by complying with the procedures set forth under “—Guaranteed Delivery Procedures.”

The tender by a holder of old notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described below under “—Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the applicable exchange offer. No letter of transmittal or old notes should be sent to us or DTC. Delivery of documents to DTC in accordance with their respective procedures will not constitute delivery to the exchange agent.

Only record holders may tender old notes in the exchange offers. Any beneficial holder whose old notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf. If any beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the applicable expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as described below under “—Withdrawal of Tenders,” must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reasonably reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular old notes. Our interpretation of the form and procedures for tendering old notes in the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, we, the exchange agent or any other person will have no duty or obligation, and shall not incur any liability for failure, to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under “—Conditions to the Exchange Offers,” to terminate the exchange offers.

By tendering, each holder represents to us, among other things, that:

•	the holder is acquiring new notes pursuant to the applicable exchange offer in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act; and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes acquired by the broker-dealer as a result of market-making activities or other trading activities, by tendering the holder acknowledges that it will deliver a prospectus in connection with any resale of the new notes. If the holder is a broker-dealer that will receive new notes in exchange for old notes acquired directly from us, but not as a result of market-making activities or other trading activities, by tendering, the holder acknowledges that it will comply with the registration and prospectus delivery requirements in connection with any resale of the new notes. See “Plan of Distribution.”

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC, for the purpose of facilitating the exchange offers. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program, or ATOP, procedures for the transfer. The DTC participant should transmit its acceptance of any exchange offer to DTC prior to the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of the book-entry transfer and an agent’s message. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message or properly completed and duly executed letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a DTC participant tendering old notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described above under “—Resale of New Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are available to holders who wish to tender their old notes but:

•	the book-entry transfer procedures cannot be completed before the expiration date; or

•	their old notes, the letter of transmittal, or any other required documents cannot be delivered to the exchange agent before the expiration date.

The following conditions must be met to tender old notes through the guaranteed delivery procedures:

•	the tender must be made through an eligible institution;

•

before expiration of the exchange offers, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery, that:

•	sets forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

•	states that the tender offer is being made by guaranteed delivery;

•

guarantees that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offers;

Withdrawal of Tenders

You may withdraw tenders of old notes at any time prior to the expiration of the applicable exchange offer.

For a withdrawal to be effective, the exchange agent must receive:

•	a written notice of withdrawal, which may be by facsimile transmission or by mail, at the address set forth under “Exchange Agent”; or

•	an electronic notice of withdrawal from DTC through ATOP.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the series, the certificate number or numbers and principal amount;

•	include a statement that the person is withdrawing his election to have such old notes exchanged;

•

if old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the DTC account to be credited with the withdrawn old notes and otherwise comply with ATOP procedures;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, if applicable, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination will be final and binding on all parties. We, the exchange agent or any other person have no duty or obligation, and shall not incur any liability for failure, to give such notification, of any defect or irregularity in any notice of withdrawal. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the applicable exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn old notes may be re-tendered by following the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses. We will also pay other expenses incurred in connection with the exchange offers, including related legal fees, accounting fees, printing fees and SEC registration fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offers;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offers. The expenses that we will pay in connection with the exchange offers will be expensed in accordance with generally accepted accounting principles.

Consequences of Not Tendering Old Notes in the Exchange Offers

Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the applicable exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act and state securities laws. Upon completion of the exchange offers, we will neither be required to, nor do we anticipate that we will, register any remaining old notes under the Securities Act or any state securities laws.

To the extent that old notes are tendered and accepted in connection with the exchange offers, any trading market for remaining old notes could be adversely affected.

Upon completion of the exchange offers, any old notes which holders do not tender or which we do not accept in the exchange offers will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offers, in general, will no longer have certain registration rights and rights to additional payments relating to those registration rights. Holders wishing to transfer any remaining old notes would have to rely on exemptions from the registration requirements of the Securities Act.

DESCRIPTION OF THE NOTES

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Finance, Inc.

We will issue the new 7.20% notes, the new 7.00% notes and the new 6.572% notes, under the same indenture dated as of December 21, 2007, and the same first supplemental indenture, dated as of December 21, 2007 between us and The Bank of New York Trust Company, N.A., as trustee, under which we issued the old 7.20% notes, the old 7.00% notes and the old 6.572% notes. We will issue the new 6.75% notes under that same indenture, and the same second supplemental indenture dated as of December 21, 2007, between us and The Bank of New York Trust Company, N.A., as trustee, under which we issued the old 6.75% notes. The indenture and the first and second supplemental indentures, including the corresponding form of notes, were filed as exhibits to TECO Energy’s Current Report on Form 8-K filed on December 21, 2007. Unless specifically stated otherwise, references to the indenture are to the indenture as so supplemented.

The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The new notes and the corresponding old notes will be identical in all material respects, except that the respective new notes will be registered under the Securities Act and will not have certain registration rights and rights to additional payments related to those registration rights. Unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes, which we refer to collectively as “the notes.”

The following description is a summary of the material provisions of the indenture relating to the notes. It does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and the terms made a part thereof by the Trust Indenture Act. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under “Available Information.”

For purposes of the following description, unless otherwise indicated, a business day is any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulations to close in New York, New York. Capitalized terms used but not defined in this description are defined in the indenture; a summary of some of these terms is provided below under “—Certain Definitions.”

General

The notes are unsecured and rank on parity with our other unsecured and unsubordinated indebtedness. The notes are fully and unconditionally guaranteed by our parent company TECO Energy, Inc., which we refer to in this section as the guarantor. The guarantees are unsecured and rank on parity with all of the guarantor’s other unsecured and unsubordinated indebtedness. The notes do not limit other indebtedness or securities that we may incur or issue or, except as described below under “—Negative Pledge,” contain financial or similar restrictions on us. The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking, the same interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes that they are similar with, will constitute a single series of notes under the indenture.

7.20% Notes due 2011

Principal and Maturity

The aggregate principal amount of the 7.20% notes is $171,827,000. The 7.20% notes mature on May 1, 2011.

Interest

The 7.20% notes bear interest at 7.20% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from the issuance date for such notes to, but excluding, May 1, 2011. Interest on the 7.20% notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2008. Interest payments will be made to the persons in whose names the 7.20% notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

If we fail to pay any interest on the 7.20% notes when due or we fail to pay principal of or premium, if any, on the 7.20% notes when due, interest will accrue on such unpaid interest or principal or premium at the same interest rate applicable to the 7.20% notes, until such unpaid interest or principal or premium is paid in full.

Optional Redemption

The 7.20% notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of 7.20% notes then outstanding to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 7.20% notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

With regard to the 7.20% notes, the following terms shall have the following respective meanings:

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published Federal Reserve Statistical Release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 7.20% notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (the “Remaining Life”).

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means J.P. Morgan Securities Inc. and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

J.P. Morgan Securities Inc. and its successors; provided that, if J.P. Morgan Securities Inc. ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer, and

•	up to four other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of 7.20% notes to be redeemed. If we elect to partially redeem the 7.20% notes, the trustee will select in a fair and appropriate manner the 7.20% notes to be redeemed.

If we plan to redeem the 7.20% notes, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any 7.20% note during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•

after the notice of redemption is mailed, register the transfer of or exchange any 7.20% note selected for redemption, except, if we are redeeming only a part of a 7.20% note, we are required to register the transfer of or exchange the unredeemed portion of the 7.20% note if the holder so requests.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 7.20% notes or portions thereof called for redemption.

7.00% Notes due 2012

Principal and Maturity

The aggregate principal amount of the 7.00% notes is $236,240,000. The 7.00% notes mature on May 1, 2012.

Interest

The 7.00% notes bear interest at 7.00% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from the issuance date for such notes to, but excluding, May 1, 2012. Interest on the 7.00% notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2008. Interest payments will be made to the persons in whose names the 7.00% notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

If we fail to pay any interest on the 7.00% notes when due or we fail to pay principal of or premium, if any, on the 7.00% notes when due, interest will accrue on such unpaid interest or principal or premium at the same interest rate applicable to the 7.00% notes, until such unpaid interest or principal or premium is paid in full.

Optional Redemption

The 7.00% notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of 7.00% notes of that series then outstanding to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 7.00% notes of that series then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker, plus, in both of the above cases, accrued and unpaid interest thereon to the redemption date.

With regard to the 7.00% notes, the following terms shall have the following respective meanings:

“Adjusted Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published Federal Reserve Statistic Release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 7.00% notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (the “Remaining Life”).

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Banc of America Securities LLC, BNY Capital Markets, Inc., Credit Suisse First Boston Corporation or Citigroup Global Markets Inc. or any of their respective successors, as designated by us, or if those firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

Banc of America Securities LLC, BNY Capital Markets, Inc., Credit Suisse First Boston Corporation, Citigroup Global Markets Inc. and each of their respective successors; provided that, if any of them ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer, and

•	one other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of 7.00% notes to be redeemed. If we elect to partially redeem the 7.00% notes of either series, the trustee will select in a fair and appropriate manner the 7.00% notes of such series to be redeemed.

If we plan to redeem the 7.00% notes, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any 7.00% note during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•

after the notice of redemption is mailed, register the transfer of or exchange any 7.00% note selected for redemption, except, if we are redeeming only a part of a 7.00% note, we are required to register the transfer of or exchange the unredeemed portion of the 7.00% note if the holder so requests.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 7.00% notes or portions thereof called for redemption.

6.75% Notes due 2015

Principal and Maturity

The aggregate principal amount of the 6.75% notes is $191,215,000. The 6.75% notes mature on May 1, 2015.

Interest

The 6.75% notes bear interest at 6.75% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from the issuance date for such notes to, but excluding, May 1, 2015. Interest on the 6.75% notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2008. Interest payments will be made to the persons in whose names the 6.75% notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

If we fail to pay any interest on the 6.75% notes when due or we fail to pay principal of or premium, if any, on the 6.75% notes when due, interest will accrue on such unpaid interest or principal or premium at the same interest rate applicable to the 6.75% notes, until such unpaid interest or principal or premium is paid in full.

Optional Redemption

The 6.75% notes are redeemable, in whole or in part, at any time, and at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the 6.75% notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 6.75% notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker, plus accrued and unpaid interest thereon to the redemption date.

With regard to the 6.75% notes, the following terms shall have the following respective meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 6.75% notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. If the remaining term of the new 6.75% notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of UBS Securities LLC, Citigroup Global Markets Inc. or Morgan Stanley & Co. Incorporated or any of their respective successors, as designated by us, or if all such firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

UBS Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and their respective successors; provided that, if any such Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer, and

•	up to two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of 6.75% notes to be redeemed. If we elect to partially redeem the 6.75% notes, the trustee will select in a fair and appropriate manner the 6.75% notes to be redeemed.

If we plan to redeem the 6.75% notes, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any 6.75% note during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•

after the notice of redemption is mailed, register the transfer of or exchange any 6.75% note selected for redemption, except, if we are redeeming only a part of a 6.75% note, we are required to register the transfer of or exchange the unredeemed portion of the 6.75% note if the holder so requests.

Unless we default in the payment of the redemption price, interest will cease to accrue on the 6.75% notes or portions thereof called for redemption on the applicable redemption date.

Negative Pledge

Restrictions on Secured Debt. Pursuant to a covenant in the supplemental indenture applicable to the 6.75% notes, if the guarantor incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property or on any capital stock or indebtedness of any Subsidiary of the guarantor held directly by the guarantor, the guarantor will secure the notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) liens on shares of stock or debt of any corporation existing at the time such corporation becomes a Subsidiary of the guarantor, (b) liens in favor of any Subsidiary of the guarantor, (c) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (d) liens existing on the first date on which either any Subsidiary of the guarantor were authenticated by the trustee, (e) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed 3% of Consolidated Net Assets at any time outstanding, and (f) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (e), inclusive. As of the date of this prospectus, the guarantor does not own or lease any Principal Property.

Certain capitalized terms used above are defined in the applicable supplemental indenture as set forth below:

Set forth below is a summary of certain defined terms used in the indenture, as supplemented. Reference is made to the indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, excluding short-term debt and current maturities of long-term debt, as shown on the most recently available quarterly or annual consolidated balance sheet of the guarantors and its Subsidiaries prepared in accordance with generally accepted accounting principles.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by the guarantors and having a net book value in excess of 2% of Consolidated Net Assets (as defined above).

“Subsidiary” means, with respect to any person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person.

6.572% Notes due 2017

Principal and Maturity

The aggregate principal amount of the 6.572% notes is $300,000,000. The 6.572% notes mature on November 1, 2017.

Interest

The 6.572% notes bear interest at 6.572% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from the issuance date for such notes to, but excluding, November 1, 2017. Interest on the 6.572% notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2008. Interest payments will be made to the persons in whose names the new 6.572% notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

If we fail to pay any interest on the 6.572% notes when due or we fail to pay principal of or premium, if any, on the 6.572% notes when due, interest will accrue on such unpaid interest or principal or premium at the same interest rate applicable to the 6.572% notes, until such unpaid interest or principal or premium is paid in full.

Optional Redemption

The 6.572% notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the 6.572% notes then outstanding to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 6.572% notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

With regard to the 6.572% notes, the following terms shall have the following respective meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 6.572% notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. If the remaining term of the new 6.572% notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means the choice by the Company between (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. and its successors; provided that, if Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. ceases to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we will substitute another Primary Treasury Dealer, and

•	up to three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of 6.572% notes to be redeemed. If we elect to partially redeem the 6.572% notes, the trustee will select in a fair and appropriate manner the 6.572% notes to be redeemed.

If we plan to redeem the 6.572% notes, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any 6.572% note during the period beginning 15 days before the notice of redemption is mailed and ending on the day the notice is mailed; or

•

after the notice of redemption is mailed, register the transfer of or exchange any 6.572% note selected for redemption, except, if we are redeeming only a part of a 6.572% note, we are required to register the transfer of or exchange the unredeemed portion of the 6.572% note if the holder so requests.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 6.572% notes or portions thereof called for redemption.

Common Note Terms

General

The indenture does not limit the aggregate principal amount of the notes or of any particular series of notes that we may issue under it. We are not required to issue notes of any series at the same time nor must the notes within any series bear interest at the same rate or mature on the same date.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms and the same CUSIP numbers as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

We will not charge a service fee for the registration, transfer or exchange of the notes, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, the notes will be payable at a corporate trust office of The Bank of New York Trust Company, N.A. specified for such series of securities and otherwise in New York, New York. The notes will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any notes will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest, except that the payment of interest due at the stated maturity is payable to the holder to whom the principal is paid.

The indenture does not provide special protection for the notes in the event we are involved in a highly leveraged transaction.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture;

•	the guarantee by the guarantor, including its permitted successors and assigns, remains in full force and effect; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

In addition, the guarantor will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of its assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes the guarantor’s obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, or the obligations of the guarantor under the indenture, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us or the guarantor, as applicable, under the indenture, and in connection with an asset sale we or the guarantor, as applicable, will be released.

Modification of the Indenture

The indenture provides that we, the guarantor and the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding notes of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding notes of all affected series. However, without the consent of each holder of all of the outstanding notes affected by that modification, we may not:

•	change the date stated on the notes on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any notes, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any notes after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding notes of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the notes.

The holders of not less than a majority in aggregate principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any notes of that series;

•	a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding notes of the affected series.

Events of Default

An event of default with respect to notes of any series issued under the indenture is any one of the following events:

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any notes of that series when due;

•	we fail to deposit any sinking fund payment in respect of any notes of that series when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of notes other than that series), and such failure has continued for 90 days after we, the guarantor and the trustee receive written notice as provided in the indenture;

•	the guarantee of the guarantor ceases to be in effect or the guarantor denies its obligations under the guarantee;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of notes occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding notes of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all notes of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding notes of that series may rescind and annul that declaration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to it or the trustee determines in good faith that such action will be unjustly prejudicial to the holders not joining in such direction or would involve the trustee in personal liability. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.

The holder of any notes will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such notes on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the notes issued under the indenture not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of the Notes

We may cause ourselves (subject to the terms of the indenture) to be discharged from any and all obligations with respect to the notes (except for certain obligations to register the transfer or exchange of the notes, to replace the notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the notes on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and the notes.

Under current federal income tax law, the defeasance of the notes would be treated as a taxable exchange of the notes in which holders of the notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the U.S. federal income tax law.

TECO Energy Guarantees

The payments due on the notes are fully and unconditionally guaranteed by TECO Energy. The guarantees are unsecured and rank on parity with all of TECO Energy’s other unsecured and unsubordinated indebtedness. If for any reason we do not make any required payment in respect of the notes when due, TECO Energy will cause the payment to be made at the same address at which we are obligated to make such payment. The holder of a note is entitled to payment under the relevant guarantee of TECO Energy without taking any action whatsoever against us. TECO Energy’s obligations under its guarantee contained in each indenture are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to us pursuant to any applicable law or statute.

The Trustee

The trustee for the notes is The Bank of New York Trust Company, N.A., which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with the guarantor and some of our affiliates. The trustee also is a party to the guarantor’s unsecured credit facility. If the trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it will be required to eliminate the conflict or resign.

Governing Law

The indenture, the notes and the guarantees will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

The new notes will be issued in global, fully registered form, without coupons, and in minimum denominations of $1,000 or integral multiples of $1,000. Each global note will be deposited on the date of the closing of the sale of the new notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the owner of such global note for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security:

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such note.

Global notes may be exchanged in whole for certificated securities only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depository within 90 days;

•	we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

•	there has occurred and is continuing an event of default under the indenture.

The following is based solely on information furnished by DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. The references to DTC’s websites are not intended to incorporate information on those websites into this prospectus by reference.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to TECO Finance as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from TECO Finance or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, TECO Finance or TECO Energy, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is TECO Finance’s or the trustee’s responsibility, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to a tender agent, and shall effect delivery of notes by causing the direct participants to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to TECO Finance or the trustee. Under these circumstances, in the event TECO Finance does not appoint a successor securities depository, notes certificates will be printed and delivered.

TECO Finance may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that TECO Finance believes to be reliable, but TECO Finance takes no responsibility for their accuracy.

REGISTRATION RIGHTS; ADDITIONAL PAYMENTS

The following description is a summary of the material provisions applicable to the new notes of the registration rights agreement entered into by us in connection with the offerings of the old notes. We urge you to read the registration rights agreement in its entirety because it, and not this description, define your registration rights as the holders of the new notes. See “Available Information.”

Pursuant to the registration rights agreement, we agreed to file a registration statement, of which this prospectus forms a part, on an appropriate form under the Securities Act relating to a registered offer to exchange the old notes for the new notes.

We also agreed to file a shelf registration to cover resales of “transfer restricted securities,” as described below, if any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours.

The date of any such notice is referred to as a “trigger date.” For purposes of the foregoing, “transfer restricted securities” means each note until the earliest to occur of:

•	the date on which such note has been exchanged by a person other than a broker-dealer for a freely transferable new note in the exchange offer;

•

following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•	the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

•	the date on which the note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

We will use our reasonable best efforts to have the shelf registration statement, if applicable, declared effective by the SEC as soon as practicable and in any event within 240 days after the issue date or within 120 days of the trigger date, as the case may be. We will use our reasonable best efforts to keep the shelf registration statement, if applicable, effective for a period of two years after the issue date.

We will make additional payments over and above the stated interest rate of the notes from and including the date on which any “registration default,” as described below, occurs to, but excluding, the date on which all registration defaults have been cured, to each holder of transfer restricted securities at a rate of 0.25% per year for the first 90-day period immediately following the occurrence of the registration default; provided, however, that we shall in no event be required to make additional payments for more than one registration default at any given time. The rate at which additional payments are made shall increase by an additional 0.25% per year with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum of 1.0% per year. Any amounts of additional payments shall be paid to holders of transfer restricted securities in the same manner and on the same respective dates as interest payments on the notes.

For purposes of this section, a “registration default” will be deemed to occur if:

(i)	notwithstanding that we have consummated or will consummate exchange offers, we otherwise are required by the registration rights agreement to file a shelf registration statement as described above and:

(A)	such shelf registration statement is not filed within 90 days of the applicable trigger date; or

(B)	such shelf registration statement is not declared effective within 120 days of the applicable trigger date; or

(ii)	any registration statement has been declared effective but such registration statement thereafter ceases to be effective or such registration statement or the related prospectus ceases to be usable in connection with resales of transfer restricted securities because either:

(A)	any event occurs as a result of which the related prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading; or

(B)	it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act.

A registration default described in clause (ii) above will be deemed not to have occurred and be continuing in relation to a shelf registration statement or the related prospectus if such registration default has occurred solely as a result of:

•

the filing of a post-effective amendment to such shelf registration statement to incorporate annual audited financial information with respect to us where such post-effective amendment is not yet effective and needs to be declared effective to permit holders to use the related prospectus; or

•

other material events that would need to be described in such shelf registration statement or the related prospectus and we are either proceeding promptly and in good faith to amend or supplement such shelf registration statement and the related prospectus to describe such events or we have delayed filing and distributing any such amendment or supplement if there is a possible acquisition or business combination or other transaction involving us that would require disclosure in the shelf registration statement or the related prospectus, and we determine in the exercise of our reasonable judgment that such disclosure is not in our best interests or the best interests of our stockholders at such time; provided that we will not be entitled to delay filing or distributing any such supplement or amendment for more than 30 days (whether or not consecutive) in any period of three consecutive months or more than 90 days for all such periods in any period of twelve consecutive months; and, provided further, that in any case if such Registration Default occurs for a continuous period in excess of 30 days, additional payments shall be payable from the day such Registration Default occurs until such Registration Default is cured.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations relating to the exchange of old notes for new notes and of the ownership and disposition of the new notes. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect.

This summary applies only to persons who hold the old notes and the new notes as capital assets within the meaning of Section 1221 of the Code, that is, for investment purposes. This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold the notes through a partnership or other pass-through entity, persons subject to alternative minimum tax, persons holding the notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction.

If an entity classified as a partnership for United States federal income tax purposes holds old notes or new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding old notes or new notes, you should consult your tax advisors.

You are urged to consult your own tax advisor regarding the application of United States federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws and state, local and foreign tax laws.

As used in this summary, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a new note or an old note that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

Tax Consequences to U.S. Holders

Exchange Offers

The exchange of the old notes for the new notes in connection with the exchange offers will not be a taxable sale or exchange for federal income tax purposes. As a result,

•	a U.S. holder will not recognize taxable gain or loss as a result of exchanging such holder’s old notes for new notes;

•	the holding period of the notes received pursuant to the exchange offers will include the holding period of the old notes exchanged therefor;

•	the adjusted basis of the new notes received pursuant to the exchange offers will be the same as the adjusted basis of the notes exchanged therefor immediately before the exchange; and

•	any market discount or bond premium applicable to the old notes will carry over to the new notes.

Interest Payments on the New Notes

Stated interest payments on the new notes will generally be taxable as ordinary interest income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for federal income tax purposes.

Additional Payments Upon Registration Default

We may be obligated in certain circumstances to pay amounts in excess of stated interest on the new notes in the event of a registration default. See “Registration Rights; Additional Payments.” Under Treasury regulations, the possibility of such excess amounts being paid will not affect the amount of interest income a holder recognizes, in advance of the payment of such excess amounts, if there is only a remote chance as of the date the notes were issued that the holder will receive such amounts. We have taken the position that the likelihood that we will be obligated to pay such excess amounts is remote. Our determination that these contingencies are remote is binding on a holder unless the holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not binding on the Internal Revenue Service, or the IRS, however, and if the IRS were to challenge this determination, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income that a holder must recognize.

Market Discount

If a holder acquires a new note, or purchased an old note which the holder exchanges for a new note, for an amount that is less than its stated redemption price at maturity, the difference will be treated as “market discount,” unless the difference is less than a statutorily defined de minimis amount, and the new note will be subject to the market discount rules. The holder of a new note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the note as ordinary income, to the extent that the gain does not exceed the accrued market discount on the note. The amount of market discount treated as having accrued will be determined either:

•

on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the holder and the denominator of which is the total number of days after the date the holder acquired the note up to, and including, the note’s maturity date; or

•	if the holder so elects, on the basis of a constant rate of compound interest.

The holder of a new note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest rate method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

A holder that does not elect to include the market discount on a new note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness incurred or continued to purchase or carry the note, until the maturity of the note, its earlier disposition in a taxable transaction or, if the holder so elects, a subsequent taxable year in which sufficient income exists with respect to the new note.

Amortizable Bond Premium

If a holder purchases a new note or purchased an old note for an amount in excess of all amounts payable on the note after the purchase date, other than payments of stated interest, the excess will constitute bond premium. In general, a holder may elect to amortize bond premium by offsetting stated interest allocable to an accrual period with the premium allocable to that period at the time that the holder takes the interest into account under the holder’s regular method of accounting for U.S. federal income tax purposes. Bond premium is allocable to an accrual period on a constant yield basis. Because the new notes are redeemable at our option (see “Description of the Notes—Optional Redemption”), special rules will apply which require a holder to determine the yield and maturity of a note for purposes of calculating and amortizing bond premium by assuming that we will exercise our option to redeem the holder’s note in a manner that maximizes the holder’s yield. If we do not exercise our option to redeem the note in the manner assumed, then solely for purposes of calculating and amortizing any remaining bond premium, the holder must treat the note as retired and reissued on the deemed redemption date for its adjusted acquisition price as of that date. The adjusted acquisition price of the note is the holder’s initial investment in the note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any bond premium previously amortized by the holder.

Once made, the election to amortize bond premium on a constant yield method applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption, Retirement or other Taxable Disposition of the Notes

A holder of a new note will recognize gain or loss (except to the extent attributable to accrued interest) upon the sale, redemption, retirement or other taxable disposition of the note equal to the difference between

•	the amount of cash and the fair market value of any property received and

•	the holder’s adjusted tax basis in the note.

A holder’s adjusted tax basis in a new note generally will equal the cost of the new note or the old note exchanged therefor, increased by any accrued market discount previously included in income and decreased by the amount of any principal payments received with respect to that note and any amortized bond premium.

If a holder disposes of a note between interest payment dates, a portion of the amount received represents stated interest accrued to the date of disposition and must be reported as ordinary interest income, and not as proceeds from the disposition, in accordance with the holder’s regular method of accounting for federal income tax purposes. Subject to the market discount rules discussed above, any gain or loss recognized by a holder on the disposition of a new note will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period is more than one year.

United States Federal Income Tax Consequences to Non-U.S. Holders

The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a “controlled foreign corporation” or “passive foreign investment company” and those holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest Payments on the New Notes

The 30% United States federal withholding tax should not apply to any payment of interest on the notes provided that:

•	the holder does not own actually or constructively 10% or more of the total combined voting power of TECO Energy;

•	the holder is not a controlled foreign corporation related to TECO Energy through actual or constructive stock ownership;

•	the holder is not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the holder provides the holder’s name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalty of perjury that the holder is not a United States person, or (b) a financial institution holding the notes on the holder’s behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or other applicable form) from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable United States Treasury regulations.

Special certification requirements apply to certain non-U.S. holders that are entities rather than individuals.

If a holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to the 30% United States federal withholding tax, unless the holder qualifies for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with the holder’s conduct of a trade or business in the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by the holder) and the holder satisfies the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% withholding tax under an applicable tax treaty, a holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form). A holder must provide an IRS Form W-8ECI (or a suitable substitute form) in order to claim that the interest payments are exempt from the withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States.

A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Exchange Offers

The exchange of the old notes for the new notes pursuant to the exchange offers will not constitute a taxable event for a non-U.S. holder.

Sale, Redemption, Retirement or other Taxable Disposition of the New Notes

Subject to the discussion below concerning effectively connected income and backup withholding, a holder will not be subject to United States federal income tax on any gain realized on the sale, redemption, retirement or other disposition of a note unless the holder is an individual who is present in the United States for at least 183 days during the year of disposition of the note and other conditions are satisfied.

Effectively Connected Income

If a holder is engaged in a trade or business in the United States and the holder’s investment in a new note is effectively connected with such trade or business, the holder will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular United States federal income tax on a net income basis on any interest and gain with respect to the new notes in the same manner as if the holder were a U.S. holder. In addition, if a holder is a foreign corporation, the holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the holder’s earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business in the United States. If a holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

Interest on, and proceeds received from the sale of, a new note generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on IRS Form 1099. In addition, a backup withholding tax may apply to payments with respect to the new notes if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or fails to report interest or dividends required to be shown on the holder’s federal income tax returns.

In general, a non-U.S. holder will not be subject to backup withholding with respect to interest payments on the new notes if such holder has provided the statement described above under “— United States Federal Income Tax Consequences to Non-U.S. Holders—Interest Payments on the New Notes” and we do not have actual knowledge or reason to know that such holder is a U.S. person. Information reporting on IRS Form 1042-S may still apply to interest payments, however. In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale of a note made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired those old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offers from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of those new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commissions or concessions received by any those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, (including the expenses of one counsel for the holders of the old notes), other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts, will pass upon the validity of the new notes for us.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXCHANGE AGENT

We have appointed The Bank of New York as exchange agent in connection with the exchange offers. Holders should direct completed letters of transmittal, notices of guaranteed delivery or other documents to the exchange agent as follows:

By Mail, Hand Delivery or Overnight Courier:	By Facsimile Transmission:
The Bank of New York Attention: Bond Operations – Bondholder Relations 111 Sanders Creek Parkway East Syracuse, New York 13057	The Bank of New York Attention: Bond Operations — Bondholder Relations 111 Sanders Creek Parkway East Syracuse, New York 13057 Fax: (315) 414-3867

For Information or Confirmation by Telephone:

The Bank of New York

Attention: Bond Operations – Bondholder Relations

111 Sanders Creek Parkway

East Syracuse, New York 13057

(800) 254-2826

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

INFORMATION AGENT

We have appointed Global Bondholder Services Corporation as information agent in connection with the exchange offers. Holders should direct questions and requests for assistance and additional copies of this prospectus to the information agent as follows:

GLOBAL BONDHOLDER SERVICES CORPORATION

65 Broadway – Suite 723

New York, NY 10006

Attn: Corporation Actions

Toll free: (866) 857-2200

Banks and brokers: (212) 430-3774

TECO FINANCE, INC.

as Issuer and

TECO ENERGY, INC.

as Guarantor

Offers to Exchange

Old Notes	CUSIPS	Outstanding Principal Amount
7.20% Notes due 2011	87875UAD4 and U87883AA9	$171,827,000
7.00% Notes due 2012	87875UAE2 and U87883AB7	$236,240,000
6.75% Notes due 2015	87875UAF9 and U87883AC5	$191,215,000
6.572% Notes due 2017	87875UAG7 and U87883AD3	$300,000,000

New Notes	CUSIPS	Maximum Aggregate Principal Amount
7.20% Notes due 2011	87875UAA0	$171,827,000
7.00% Notes due 2012	87875UAB8	$236,240,000
6.75% Notes due 2015	87875UAC6	$191,215,000
6.572% Notes due 2017	87875UAH5	$300,000,000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors.

Our bylaws provide that we will indemnify to the full extent permitted by the law any person who is or was a party to any threatened, pending or completed proceeding, because such person is or was a director or officer for us or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in our bylaws is expressly not exclusive of all other rights to which the person may be entitled as a matter of law.

Section 607.0850 of the Florida Business Corporation Act provides that a corporation may indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court.

We maintain an insurance policy on behalf of our directors and officers, covering certain liabilities that may be incurred by the directors and officers when acting in their capacities as such.

Item 21.	Exhibits and Financial Statement Schedules.

(a) See Exhibit Index immediately following the signature pages hereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to the requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on March 12, 2008.

TECO ENERGY, INC.

By:	/s/ Gordon L. Gillette
Gordon L. Gillette Executive Vice President and Chief Financial Officer

We, the undersigned directors and officers of TECO Energy, Inc., hereby severally constitute and appoint Gordon L. Gillette and David E. Schwartz, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including pre- and post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities as of March 12, 2008.

Signature	Title

/s/ Sherrill W. Hudson Sherrill W. Hudson	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)

/s/ Gordon L. Gillette Gordon L. Gillette	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Sandra W. Callahan Sandra W. Callahan	Vice President – Treasury and Risk Management (Treasurer and Chief Accounting Officer) and Assistant Secretary (Principal Accounting Officer)

/s/ DuBose Ausley DuBose Ausley	Director

/s/ James L. Ferman, Jr. James L. Ferman, Jr.	Director

/s/ Luis Guinot, Jr. Luis Guinot, Jr.	Director

/s/ James P. Lacher James P. Lacher	Director

Signature	Title

/s/ Loretta A. Penn Loretta A. Penn	Director

/s/ John B. Ramil John B. Ramil	Director

/s/ Tom L. Rankin Tom L. Rankin	Director

/s/ William D. Rockford William D. Rockford	Director

/s/ William P. Sovey William P. Sovey	Director

/s/ J. Thomas Touchton J. Thomas Touchton	Director

/s/ Paul L. Whiting Paul L. Whiting	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, state of Florida, on March 12, 2008.

TECO FINANCE, INC.

By:	/s/ Gordon L. Gillette
Gordon L. Gillette President

We, the undersigned directors and officers of TECO Finance, Inc., hereby severally constitute and appoint Gordon L. Gillette and David E. Schwartz, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including pre- and post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities as of March 12, 2008.

Signature	Title

/s/ Gordon L. Gillette Gordon L. Gillette	President and Director (Principal Executive Officer)

/s/ Sandra W. Callahan Sandra W. Callahan	Vice President, Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)

/s/ John B. Ramil John B. Ramil	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Articles of Incorporation of TECO Energy, Inc., as amended on Apr. 20, 1993 (Exhibit 3, Form 10-Q for the quarter ended Mar. 31, 1993 of TECO Energy, Inc.).

3.2*	Bylaws of TECO Energy, Inc., as amended effective Jan. 30, 2008 (Exhibit 3.1, Form 8-K dated Jan. 30, 2008 of TECO Energy, Inc.).

3.3*	Amended and Restated Articles of Incorporation of TECO Finance, Inc., as amended on Aug. 15, 1996 (Exhibit 4.5 to Post-effective Amendment to an automatic shelf registration statement on Form POSSAR No. 333-123343 dated Aug. 7, 2007 of TECO Energy, Inc. and TECO Finance, Inc.).

3.4*	Bylaws of TECO Finance, Inc., as amended effective Aug. 7, 2007 (Exhibit 4.6, Post-effective Amendment to an automatic shelf registration statement on Form POSSAR No. 333-123343 dated Aug. 7, 2007 of TECO Energy, Inc. and TECO Finance, Inc.).

4.1.1*	Installment Purchase Contract between the Hillsborough County Industrial Development Authority and Tampa Electric Company, dated as of Jan. 31, 1984 (Exhibit 4.13, Form 10-K for 1993 of Tampa Electric Company).

4.1.2*	First Supplemental Installment Purchase Contract between Hillsborough County Industrial Development Authority and Tampa Electric Company, dated as of Aug. 2, 1984 (Exhibit 4.14, Form 10-K for 1994 of Tampa Electric Company).

4.1.3*	Second Supplemental Installment Purchase Contract between Hillsborough County Industrial Development Authority and Tampa Electric Company, dated as of Jul. 1, 1993 (Exhibit 4.3, Form 10-Q for the quarter ended Jun. 30, 1993 of Tampa Electric Company).

4.2*	Loan and Trust Agreement among Hillsborough County Industrial Development Authority, Tampa Electric Company and The Bank of New York Trust Company of Florida, N.A., as trustee, dated as of Jun. 1, 2002 (including the form of bond). (Exhibit 4.5, Amendment No. 1 to Form 10-K for 2004 of TECO Energy, Inc. and Tampa Electric Company).

4.3*	Loan and Trust Agreement among Hillsborough County Industrial Development Authority, Tampa Electric Company and The Bank of New York Trust Company, N.A., as trustee, dated as of Jan. 5, 2006 (including the form of bond) (Exhibit 4.1, Form 8-K dated Jan. 19, 2006 of Tampa Electric Company).

4.4*	Indenture between Tampa Electric Company and The Bank of New York, as trustee, dated as of Jul. 1, 1998 (Exhibit 4.1, Registration Statement No. 333-55873 of Tampa Electric Company).

4.5*	Third Supplemental Indenture between Tampa Electric Company and The Bank of New York, as trustee, dated as of Jun. 15, 2001 (Exhibit 4.2, Form 8-K dated Jun. 25, 2001 of Tampa Electric Company).

4.6*	Fourth Supplemental Indenture between Tampa Electric Company and The Bank of New York, as trustee, dated as of Aug. 15, 2002 (Exhibit 4.2, Form 8-K dated Aug. 26, 2002 of Tampa Electric Company).

4.7*	Fifth Supplemental Indenture between Tampa Electric Company and The Bank of New York, as trustee, dated as of May 1, 2006 (Exhibit 4.16, Form 8-K dated May 12, 2006 of Tampa Electric Company).

Exhibit No.	Description
4.8*	Amended and Restated Note Agreement dated as of May 30, 1997 between Tampa Electric Company (successor by merger to Peoples Gas System, Inc.) and The Prudential Insurance Company of America (Exhibit 4.2, Form 8-K dated Dec. 15, 2004 of TECO Energy, Inc. and Tampa Electric Company).

4.9*	Letter Amendment No. 1 dated as of Dec. 9, 2004 to the Amended and Restated Note Agreement dated as of May 30, 1997 between Tampa Electric Company (successor by merger to Peoples Gas System, Inc.) and The Prudential Insurance Company of America (Exhibit 4.1, Form 8-K dated Dec. 15, 2004 of TECO Energy, Inc., and Tampa Electric Company).

4.10*	Note Purchase Agreement among Tampa Electric Company and the Purchasers party thereto, dated as of Apr. 11, 2003 (Exhibit 10.1, Form 8-K dated Apr. 14, 2003 of Tampa Electric Company).

4.11*	Loan and Trust Agreement dated as of May 1, 2007 among Polk County Industrial Development Authority, Tampa Electric Company and The Bank of New York Trust Company, N.A., as trustee (including the form of Bond) (Exhibit 4.1, Form 8-K dated May 14, 2007 of Tampa Electric Company).

4.12*	Sixth Supplemental Indenture dated as of May 25, 2007 between Tampa Electric Company and The Bank of New York, as trustee, supplementing the Indenture dated as of Jul. 1, 1998, as amended (Exhibit 4.18, Form 8-K dated May 25, 2007 of Tampa Electric Company).

4.13*	Loan and Trust Agreement dated as of Jul. 2, 2007 among Hillsborough County Industrial Development Authority, Tampa Electric Company and The Bank of New York Trust Company, N.A., as trustee (including the form of Bond) (Exhibit 4.1, Form 8-K dated Jul. 25, 2007 of Tampa Electric Company).

4.14*	6.15% Notes due 2037 (Exhibit 4.19, Form 8-K dated May 25, 2007 of Tampa Electric Company).

4.15*	Indenture between TECO Energy, Inc. and The Bank of New York, as trustee, dated as of Aug. 17, 1998 (Exhibit 4.1, Form 8-K dated Sep. 20, 2000 of TECO Energy, Inc.).

4.16.1*	Third Supplemental Indenture dated as of Dec. 1, 2000 between TECO Energy, Inc. and The Bank of New York, as trustee (Exhibit 4.21, Form 8-K dated Dec. 21, 2000 of TECO Energy, Inc.).

4.16.2*	Amended and Restated Limited Liability Company Agreement of TECO Funding Company I, LLC dated as of Dec. 1, 2000 (Exhibit 4.24, Form 8-K dated Dec. 21, 2000 of TECO Energy, Inc.).

4.16.3*	Amended and Restated Trust Agreement of TECO Capital Trust I among TECO Funding Company I, LLC, The Bank of New York and The Bank of New York (Delaware) dated as of Dec. 1, 2000 (Exhibit 4.22, Form 8-K dated Dec. 21, 2000 of TECO Energy, Inc.).

4.16.4*	Guaranty Agreement between TECO Energy, Inc. and The Bank of New York, as trustee, dated of Dec. 1, 2000 (Exhibit 4.25, Form 8-K dated Dec. 21, 2000 of TECO Energy, Inc.).

4.17*	Fourth Supplemental Indenture dated as of Apr. 30, 2001 between TECO Energy, Inc. and The Bank of New York, as trustee (Exhibit 4.28, Form 8-K dated May 1, 2001 of TECO Energy, Inc.).

4.18*	Fifth Supplemental Indenture dated as of Sep. 10, 2001 between TECO Energy, Inc. and The Bank of New York, as trustee (Exhibit 4.16, Form 8-K dated Sep. 26, 2001 of TECO Energy, Inc.).

4.19.1*	Sixth Supplemental Indenture dated as of Jan. 15, 2002 between TECO Energy, Inc. and The Bank of New York, as trustee (Exhibit 4.28, Form 8-K dated Jan. 15, 2002 of TECO Energy, Inc.).

Exhibit No.	Description

4.19.2*	Amended and Restated Trust Agreement of TECO Capital Trust II among TECO Funding Company II, LLC, The Bank of New York and The Bank of New York (Delaware), dated as of Jan. 15, 2002 (Exhibit 4.31, Form 8-K dated Jan. 15, 2002 of TECO Energy, Inc.).

4.19.3*	Amended and Restated Limited Liability Agreement of TECO Funding Company II, LLC, dated as of Jan. 15, 2002 (Exhibit 4.33, Form 8-K dated Jan. 15, 2002 of TECO Energy, Inc.).

4.19.4*	Guarantee Agreement by and between TECO Energy, Inc., as Guarantor and The Bank of New York, dated as of Jan. 15, 2002 (Exhibit 4.35, Form 8-K dated Jan. 15, 2002 of TECO Energy, Inc.

4.20*	Seventh Supplemental Indenture dated as of May 1, 2002 between TECO Energy, Inc. and The Bank of New York, as trustee (Exhibit 4.15, Form 8-K dated May 13, 2002 of TECO Energy, Inc.).

4.21*	Ninth Supplemental Indenture dated as of Jun. 10, 2003 between TECO Energy, Inc. and The Bank of New York, as trustee (Exhibit 4.15, Form 8-K dated Jun. 13, 2003 of TECO Energy, Inc.).

4.22*	Tenth Supplemental Indenture dated as of May 26, 2005 between TECO Energy, Inc. and The Bank of New York, as trustee (including the form of 6.75% Note) (Exhibit 4.1, Form 8-K dated May 26, 2005 of TECO Energy, Inc.).

4.23*	Eleventh Supplemental Indenture dated as of Jun. 7, 2005 between TECO Energy, Inc. and The Bank of New York, as trustee (including the form of Floating Rate Note) (Exhibit 4.1, Form 8-K dated Jun. 7, 2005 of TECO Energy, Inc.).

4.24*	Renewed Rights Agreement between TECO Energy, Inc. and The Bank of New York., as Rights Agent, as amended and restated as of Feb. 2, 2004 (Exhibit 1, Form 8-A/A, of TECO Energy, Inc. filed on Feb. 23, 2004).

4.25*	Indenture dated as of December 21, 2007 by and among TECO Finance, Inc., as issuer, TECO Energy, Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee (Exhibit 4.1, Form 8-K dated Dec. 21, 2007 of TECO Energy, Inc.).

4.26*	First Supplemental Indenture dated as of December 21, 2007 by and among TECO Finance, Inc., as issuer, TECO Energy, Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee, supplementing the Indenture dated as of December 21, 2007 (including the form of TECO Finance 7.20% notes due 2011, TECO Finance 7.00% notes due 2012 and TECO Finance 6.572% notes due 2017) (Exhibit 4.2, Form 8-K dated Dec. 21, 2007 of TECO Energy, Inc.).

4.27*	Second Supplemental Indenture dated as of December 21, 2007 by and among TECO Finance, Inc., as issuer, TECO Energy, Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee, supplementing the Indenture dated as of December 21, 2007 (including the form of TECO Finance 6.75% notes due 2015) (Exhibit 4.3, Form 8-K dated Dec. 21, 2007 of TECO Energy, Inc.).

5.1	Opinion of Edwards Angell Palmer & Dodge LLP.

12.1*	Ratio of Earnings to Fixed Charges for TECO Energy, Inc. (Exhibit 12.1 Form 10-K for 2007 of TECO Energy, Inc.).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Form S-4 and incorporated herein by reference).

Exhibit No.	Description

25.1	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York relating to the Notes.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Tax Guidelines.

99.4	Form of Letter to Registered Holders and DTC Participants.

99.5	Form of Letter to Beneficial Holders.

*	Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference. Exhibits filed with periodic reports of TECO Energy, Inc. and Tampa Electric Company were filed under Commission File Nos. 1-8180 and 1-5007, respectively.

Certain instruments defining the rights of holders of long-term debt of TECO Energy, Inc. and its consolidated subsidiaries authorizing in each case a total amount of securities not exceeding 10 percent of total assets on a consolidated basis are not filed herewith. TECO Energy, Inc. will furnish copies of such instruments to the Securities and Exchange Commission upon request.